EXHIBIT 99.1

U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy Acquires
Industrial Services Provider

Houston, TX, March 23, 2017 – U.S. Physical Therapy, Inc. (NYSE: USPH), announced today that it has acquired a majority interest in a company which is a leading provider of workforce performance solutions.

Services provided include onsite injury prevention and rehabilitation, performance optimization and ergonomic assessments. The majority of these services are contracted with and paid for directly by employers including a number of Fortune 500 companies. Other clients include large insurers and their contractors.

Benefits of services provided include the reduction of on-the-job injuries, reduced work related injury claims, reduced absenteeism, reduced employee healthcare costs, lower employee turnover and improved workforce productivity.

The business produced $15.9 million in revenue in 2016. U.S. Physical Therapy acquired a 55% interest in the business for $6.6 million. The remaining 45% stake is being retained by existing management.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, “Across the country, through the strength of our community imbedded partners and sales teams, we have a tremendous portfolio of meaningful industrial and municipal relationships. This acquisition, which brings a capable and committed team, with deep roots as well, will help further broaden our industrial service offerings to include a menu of cost-saving, preventative services increasingly important to large self-insured companies”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 558 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 30 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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